Exhibit 99.1

NEWS RELEASE
Contact:
Sheila Spagnolo
Vice President
Phone (610) 251-1000
sspagnolo@triumphgroup.com

TRIUMPH GROUP REPORTS

 STRONG SECOND QUARTER FISCAL 2011 EARNINGS;

RAISES FISCAL YEAR 2011 GUIDANCE

•                  Net sales for the second quarter fiscal 2011 increased 146% to $769.1 million

•                  Income from continuing operations for second quarter fiscal 2011 increased 106% to $42.6 million, or $1.70 per diluted share, excluding integration costs

•                  Backlog increased 229% over prior year and 21% sequentially to $4.04 billion

•                  Cash flow from operations for second quarter fiscal 2011 increased 133% to $95.0 million

Wayne, PA — November 2, 2010— Triumph Group, Inc. (NYSE: TGI) today reported that net sales for the second quarter of the fiscal year ending March 31, 2011 totaled $769.1 million, a 146 percent increase from last year’s second quarter net sales of $313.1 million.  Organic sales growth for the quarter was seven percent.  Income from continuing operations for the second quarter of fiscal year 2011 increased 102 percent to $41.8 million, or $1.67 per diluted share, versus $20.7 million, or $1.25 per diluted share, for the second quarter of the prior year.  The quarter’s results included $1.3 million pre tax ($0.8 million after tax or $0.03 per diluted share) of integration costs related to the acquisition of Vought Aircraft Industries (now Triumph Aerostructures-Vought Aircraft Division).  Excluding these integration costs, income from continuing operations for the quarter was $42.6 million, or $1.70 per diluted share.  Net income for the second quarter of fiscal year 2011 increased 114 percent to $41.5 million, or $1.66 per diluted share, versus $19.5 million, or $1.17 per diluted share, for the second quarter of the prior year.  Net income for the quarter excluding integration costs was $42.3 million, or $1.69 per diluted share.  The tax rate for the quarter was 33.2% and was favorably impacted by the resolution of prior year tax matters.  The tax rate for the remainder of the fiscal year will be approximately 36% assuming the Research and Developmental Tax Credit is not renewed.  The number of shares used in computing diluted earnings per share for the second quarter of fiscal year 2011 was 25.0 million shares.  During the quarter, the company generated $95.0 million of cash flow from operations, which was net of $71.6 million of contributions made to the company’s defined benefit pension plans.

Net sales for the first six months of fiscal year 2011 were $1.175 billion, an eighty-seven percent increase from net sales of $629.3 million last fiscal year.  Income from continuing operations for the first six months of fiscal year 2011 increased twenty-six percent to $53.4 million, or $2.44 per diluted share, versus $42.2 million, or $2.54 per diluted share, in the prior year period.  The year to date results included $18.7 million pre tax ($14.0 million after tax or $0.64 per diluted share) of transaction and integration expenses related to the Vought acquisition.  Excluding the acquisition-related costs, income from continuing operations for the six months was $67.4 million, or $3.08 per diluted share.  Net income for the first six months of fiscal year 2011 increased forty-one percent to $52.9 million, or $2.42 per diluted share, versus $37.5 million, or $2.26 per diluted share, in the prior year period.  Net income for the first six months excluding integration costs was $66.9 million, or $3.05 per diluted share.  During the six months ended September 30, 2010, the company generated $117.7 million of cash flow from operations.

Segments

In connection with the Vought acquisition, the company realigned its organizational structure into three reportable business segments, Aerostructures, Aerospace Systems and Aftermarket Services.  Prior year period segment results have been adjusted to reflect this change.

Aerostructures

The Aerostructures segment reported net sales for the quarter of $578.6 million compared to $139.6 million in the prior year period, an increase of 315 percent.  Organic sales growth for the quarter was six percent.  Operating income for the second quarter of fiscal year 2011 was $70.0 million compared to $20.3 million for the prior year period, an increase of 245 percent.  Operating margin for the segment’s legacy business improved to eighteen percent, an increase of 375 basis points.

Aerospace Systems

The Aerospace Systems segment reported net sales for the quarter of $123.5 million compared to $118.0 million in the prior year period, an increase of five percent.  Organic sales growth for the quarter was two percent.  Operating income for the second quarter of fiscal year 2011 was $17.1 million compared to $18.8 million for the prior year period.  The segment’s operating results included $0.4 million of legal expenses associated with the ongoing trade secret litigation.  The segment’s operating results were impacted by a lower mix of spares sales and the timing of certain costs and shipments related to development projects.

Aftermarket Services

The Aftermarket Services segment reported net sales for the quarter of $68.7 million compared to $57.3 million in the prior year period, an increase of twenty percent, all of which was organic.  Operating income for the second quarter of fiscal year 2011 was $8.2 million compared to $3.5 million for the prior year period, an increase of 135 percent.  Operating results for the quarter included a gain of $0.7 million on the sale of certain intellectual property.  Operating margin for the quarter increased to twelve percent, a ninety-six percent year over year improvement.

Outlook

Commenting on the company’s performance and its outlook for fiscal year 2011, Richard C. Ill, Triumph’s Chairman and Chief Executive Officer, said, “We delivered strong results during the quarter marked by continued growth in revenues, operating income and earnings.  All three business segments recorded year over year organic growth in revenue and we generated significant cash flow during the quarter.  We were proud of the meaningful revenue growth and, more importantly, the improved margins in our Aftermarket Services Group.  In addition, we were very pleased with the earnings contribution from Vought as well as the pace of the integration.  As we enter the second half of our fiscal year, our backlog and balance sheet remain strong.  Therefore, we are confident that we will continue to grow our revenue and earnings for the balance of the fiscal year and beyond.”

“Based on current aircraft production rates and our current view of the purchase accounting impact resulting from the Vought acquisition, we now expect that earnings per share from continuing operations for fiscal year 2011 will be approximately $6.60 per diluted share excluding transaction and integration costs and based on a weighted average share count of 23.5 million shares.”

As previously announced, Triumph Group will hold a conference call tomorrow at 8:30 a.m. (ET) to discuss the fiscal year 2011 second quarter results.  The conference call will be available live and archived on the company’s website at http://www.triumphgroup.com.  A slide presentation will be included with the audio portion of the webcast.  An audio replay will be available from November 3rd until November 10th by calling (888) 266-2081 (Domestic) or (703) 925-2533 (International), passcode #1489044.

Triumph Group, Inc., headquartered in Wayne, Pennsylvania, designs, engineers, manufactures, repairs and overhauls a broad portfolio of aerostructures, aircraft components, accessories, subassemblies and systems.  The company serves a broad, worldwide spectrum of the aviation industry, including original equipment manufacturers of commercial, regional, business and military aircraft and aircraft components, as well as commercial and regional airlines and air cargo carriers.

More information about Triumph can be found on the company’s website at http://www.triumphgroup.com.

Statements in this release which are not historical facts are forward-looking statements under the provisions of the Private Securities Litigation Reform Act of 1995, including statements of expectations of future aerospace market conditions, aircraft production rates, financial and operational performance, revenue and earnings growth, and earnings results for fiscal 2011.  All forward-looking statements involve risks and uncertainties which could affect the company’s actual results and could cause its actual results to differ materially from those expressed in any forward looking statements made by, or on behalf of, the company.  Further information regarding the important factors that could cause actual results to differ from projected results can be found in Triumph’s reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2010.

FINANCIAL DATA (UNAUDITED) ON FOLLOWING 8 PAGES

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(in thousands, except per share data)

CONDENSED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net sales	$769,059	$313,139	$1,175,409	$629,269

Operating income	86,117 *	37,128	118,967 *	74,998

Interest expense and other	23,459	5,501	35,250	10,827
Gain on Early Extinguishment of Debt	0	(39)	0	(39)
Income tax expense	20,837	10,948	30,316	21,971

Income from continuing operations	41,821	20,718	53,401	42,239
Loss from discontinued operations, net of tax	(281)	(1,267)	(489)	(4,749)

Net income	$41,540	$19,451	$52,912	$37,490

Earnings per share - basic:

Income from continuing operations	$1.74	$1.26	$2.55	$2.57
Loss from discontinued operations	$(0.01)	$(0.08)	$(0.02)	$(0.29)
Net income	$1.73	$1.18	$2.53	$2.28

Weighted average common shares outstanding - basic	24,057	16,464	20,923	16,448

Earnings per share - diluted:

Income from continuing operations	$1.67	$1.25	$2.44	$2.54
Loss from discontinued operations	$(0.01)	$(0.08)	$(0.02)	$(0.29)
Net income	$1.66	$1.17	$2.42	$2.26

Weighted average common shares outstanding - diluted	25,017	16,637	21,891	16,618

Dividends declared and paid per common share	$0.04	$0.04	$0.08	$0.08

*                 Includes $1,283 and $18,650 of acquisition-related expenses associated with the acquisition of Vought, respectively.

(Continued)

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands, except per share data)

BALANCE SHEET

	September 30,	March 31,
	2010	2010
Assets
Cash and cash equivalents	$57,411	$157,218
Accounts receivable, net	295,930	214,497
Inventory, net of unliquidated progress payments of $205,698 and $12,701	780,031	351,224
Rotable assets	25,901	25,587
Prepaid and other current assets	62,225	18,455
Assets held for sale	4,855	5,051
Current assets	1,226,353	772,032

Property and equipment, net	708,590	327,634
Goodwill	1,525,317	502,074
Intangible assets, net	932,613	79,844
Other, net	78,016	18,392

Total assets	$4,470,889	$1,699,976

Liabilities & Stockholders’ Equity

Current portion of long-term debt	$94,664	$91,929
Accounts payable	226,807	92,859
Accrued expenses	366,551	98,565
Deferred income taxes, current	9,817	0
Liabilities related to assets held for sale	854	899
Current liabilities	698,693	284,252

Long-term debt, less current portion	1,200,908	413,851
Accrued pension and post-retirement benefits, noncurrent	921,685	1,397
Deferred income taxes, noncurrent	0	113,640
Other noncurrent liabilities	230,142	26,150

Stockholders’ Equity:
Common stock, $.001 par value, 100,000,000 shares authorized, 24,347,951 and 16,817,931 shares issued	24	17
Capital in excess of par value	820,894	314,870
Treasury stock, at cost, 147,724 and 144,677 shares	(8,479)	(7,921)
Accumulated other comprehensive income	3,210	705
Retained earnings	603,812	553,015
Total stockholders’ equity	1,419,461	860,686

Total liabilities and stockholders’ equity	$4,470,889	$1,699,976

(Continued)

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

SEGMENT DATA

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2010	2009	2010	2009

Net sales:
Aerostructures	$578,559	$139,570	$809,035	$282,000
Aerospace Systems	123,500	117,984	240,933	237,003
Aftermarket Services	68,686	57,313	128,483	115,097
Elimination of inter-segment sales	(1,686)	(1,728)	(3,042)	(4,831)
	$769,059	$313,139	$1,175,409	$629,269

Operating income (loss):
Aerostructures	$69,964	$20,262	$106,030	$43,768
Aerospace Systems	17,149	18,824	35,497	37,163
Aftermarket Services	8,163	3,481	12,284	5,904
Corporate	(9,159)	(5,439)	(34,844)	(11,837)
	$86,117 *	$37,128	$118,967 *	$74,998

Depreciation and amortization:
Aerostructures	$19,632	$6,501	$26,818	$12,885
Aerospace Systems	4,213	4,387	8,403	8,705
Aftermarket Services	3,043	3,182	6,086	6,439
Corporate	191	227	570	344
	$27,079	$14,297	$41,877	$28,373

Capital expenditures:
Aerostructures	$17,263	$2,135	$22,560	$4,481
Aerospace Systems	3,758	3,824	6,262	6,990
Aftermarket Services	1,454	730	2,348	1,760
Corporate	1,813	283	10,058	814
	$24,288	$6,972	$41,228	$14,045

*               Includes $1,283 and $18,650 of acquisition-related expenses associated with the acquisition of Vought, respectively.

(Continued)

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures

We prepare and publicly release quarterly unaudited financial statements prepared in accordance with GAAP. In accordance with Securities and Exchange Commission (the “SEC”) guidance on Compliance and Disclosure Interpretations, we also disclose and discuss certain non-GAAP financial measures in our public releases. Currently, the non-GAAP financial measure that we disclose is EBITDA, which is our income from continuing operations before interest, income taxes, amortization of acquired contract liabilities, depreciation and amortization. We disclose EBITDA on a consolidated and an operating segment basis in our earnings releases, investor conference calls and filings with the SEC. The non-GAAP financial measures that we use may not be comparable to similarly titled measures reported by other companies. Also, in the future, we may disclose different non-GAAP financial measures in order to help our investors more meaningfully evaluate and compare our future results of operations to our previously reported results of operations.

We view EBITDA as an operating performance measure and as such we believe that the GAAP financial measure most directly comparable to it is income from continuing operations. In calculating EBITDA, we exclude from income from continuing operations the financial items that we believe should be separately identified to provide additional analysis of the financial components of the day-to-day operation of our business. We have outlined below the type and scope of these exclusions and the material limitations on the use of these non-GAAP financial measures as a result of these exclusions. EBITDA is not a measurement of financial performance under GAAP and should not be considered as a measure of liquidity, as an alternative to net income (loss), income from continuing operations, or as an indicator of any other measure of performance derived in accordance with GAAP. Investors and potential investors in our securities should not rely on EBITDA as a substitute for any GAAP financial measure, including net income (loss) or income from continuing operations. In addition, we urge investors and potential investors in our securities to carefully review the reconciliation of EBITDA to income from continuing operations set forth below, in our earnings releases and in other filings with the SEC and to carefully review the GAAP financial information included as part of our Quarterly Reports on Form 10-Q and our Annual Reports on Form 10-K that are filed with the SEC, as well as our quarterly earnings releases, and compare the GAAP financial information with our EBITDA.

EBITDA is used by management to internally measure our operating and management performance and by investors as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliation, we believe provides additional information that is useful to gain an understanding of the factors and trends affecting our business. We have spent more than 15 years expanding our product and service capabilities partially through acquisitions of complementary businesses. Due to the expansion of our operations, which included acquisitions, our income from continuing operations has included significant charges for depreciation and amortization. EBITDA excludes these charges and provides meaningful information about the operating performance of our business, apart from charges for depreciation and amortization. We believe the disclosure of EBITDA helps investors meaningfully evaluate and compare our performance from quarter to quarter and from year to year. We also believe EBITDA is a measure of our ongoing operating performance because the isolation of non-cash income and expenses, such as amortization of acquired contract liabilities, depreciation and amortization, and non-operating items, such as interest and income taxes, provides additional information about our cost structure, and, over time, helps track our operating progress. In addition, investors, securities analysts and others have regularly relied on EBITDA to provide a financial measure by which to compare our operating performance against that of other companies in our industry.

Set forth below are descriptions of the financial items that have been excluded from our income from continuing operations to calculate EBITDA and the material limitations associated with using this non-GAAP financial measure as compared to income from continuing operations:

•                            Amortization of acquired contract liabilities may be useful for investors to consider because it represents the non-cash earnings on the fair value of below market contracts acquired through the acquisition of Vought. We do not believe these earnings necessarily reflect the current and ongoing cash earnings related to our operations.

•                            Amortization expenses may be useful for investors to consider because it represents the estimated attrition of our acquired customer base and the diminishing value of product rights and licenses. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.

•                            Depreciation may be useful for investors to consider because they generally represent the wear and tear on our property and equipment used in our operations. We do not believe these charges necessarily reflect the current and ongoing cash charges related to our operating cost structure.

•                            The amount of interest expense and other we incur may be useful for investors to consider and may result in current cash inflows or outflows. However, we do not consider the amount of interest expense and other to be a representative component of the day-to-day operating performance of our business.

(Continued)

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

•                                          Income tax expense may be useful for investors to consider because it generally represents the taxes which may be payable for the period and the change in deferred income taxes during the period and may reduce the amount of funds otherwise available for use in our business.  However, we do not consider the amount of income tax expense to be a representative component of the day-to-day operating performance of our business.

Management compensates for the above-described limitations of using non-GAAP measures by using a non-GAAP measure only to supplement our GAAP results and to provide additional information that is useful to gain an understanding of the factors and trends affecting our business.

The following table shows our EBITDA reconciled to our income from continuing operations for the indicated periods (in thousands):

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):
Income from Continuing Operations	$41,821	$20,718	$53,401	$42,239

Add-back:
Income Tax Expense	20,837	10,948	30,316	21,971
Gain on Early Extinguishment of Debt	0	(39)	0	(39)
Interest Expense and Other	23,459	5,501	35,250	10,827
Amortization of Acquired Contract Liabilities	(8,722)	0	(9,581)	0
Depreciation and Amortization	27,079	14,297	41,877	28,373

Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$104,474	$51,425	$151,263	$103,371

Net Sales	$769,059	$313,139	$1,175,409	$629,269

EBITDA Margin	13.6%	16.4%	12.9%	16.4%

(Continued)

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Three Months Ended September 30, 2010
		Segment Data
	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate / Eliminations
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):
Income from Continuing Operations	$41,821

Add-back:
Income Tax Expense	20,837
Gain on Early Extinguishment of Debt	0
Interest Expense and Other	23,459

Operating Income (Expense)	$86,117	$69,964	$17,149	$8,163	$(9,159)

Amortization of Acquired Contract Liabilities	(8,722)	(8,722)	0	0	0
Depreciation and Amortization	27,079	19,632	4,213	3,043	191

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$104,474	$80,874	$21,362	$11,206	$(8,968)*

Net Sales	$769,059	$578,559	$123,500	$68,686	$(1,686)

EBITDA Margin	13.6%	14.0%	17.3%	16.3%	n/a

	Six Months Ended September 30, 2010
		Segment Data
	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate / Eliminations
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):
Income from Continuing Operations	$53,401

Add-back:
Income Tax Expense	30,316
Gain on Early Extinguishment of Debt	0
Interest Expense and Other	35,250

Operating Income (Expense)	$118,967	$106,030	$35,497	$12,284	$(34,844)

Amortization of Acquired Contract Liabilities	(9,581)	(9,581)	0	0	0
Depreciation and Amortization	41,877	26,818	8,403	6,086	570

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$151,263	$123,267	$43,900	$18,370	$(34,274)*

Net Sales	$1,175,409	$809,035	$240,933	$128,483	$(3,042)

EBITDA Margin	12.9%	15.2%	18.2%	14.3%	n/a

*               Includes $1,283 and $18,650 of acquisition-related expenses associated with the acquisition of Vought, respectively.

(Continued)

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

	Three Months Ended September 30, 2009
		Segment Data
	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate / Eliminations
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):
Income from Continuing Operations	$20,718

Add-back:
Income Tax Expense	10,948
Gain on Early Extinguishment of Debt	(39)
Interest Expense and Other	5,501

Operating Income (Expense)	$37,128	$20,262	$18,824	$3,481	$(5,439)

Depreciation and Amortization	14,297	6,501	4,387	3,182	227

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$51,425	$26,763	$23,211	$6,663	$(5,212)

Net Sales	$313,139	$139,570	$117,984	$57,313	$(1,728)

EBITDA Margin	16.4%	19.2%	19.7%	11.6%	n/a

	Six Months Ended September 30, 2009
		Segment Data
	Total	Aerostructures	Aerospace Systems	Aftermarket Services	Corporate / Eliminations
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA):
Income from Continuing Operations	$42,239

Add-back:
Income Tax Expense	21,971
Gain on Early Extinguishment of Debt	(39)
Interest Expense and Other	10,827

Operating Income (Expense)	$74,998	$43,768	$37,163	$5,904	$(11,837)

Depreciation and Amortization	28,373	12,885	8,705	6,439	344

Earnings (Losses) before Interest, Taxes, Depreciation and Amortization (“EBITDA”)	$103,371	$56,653	$45,868	$12,343	$(11,493)

Net Sales	$629,269	$282,000	$237,003	$115,097	$(4,831)

EBITDA Margin	16.4%	20.1%	19.4%	10.7%	n/a

(Continued)

FINANCIAL DATA (UNAUDITED)

TRIUMPH GROUP, INC. AND SUBSIDIARIES

(dollars in thousands)

Non-GAAP Financial Measure Disclosures (continued)

We use “Net Debt to Capital” as a measure of financial leverage.  The following table sets forth the computation of Net Debt to Capital:

	September 30,	March 31,
	2010	2010

Calculation of Net Debt
Current portion	$94,664	$91,929
Long-term debt	1,200,908	413,851
Total debt	1,295,572	505,780
Less: Cash	57,411	157,218
Net debt	$1,238,161	$348,562

Calculation of Capital
Net debt	$1,238,161	$348,562
Stockholders’ equity	1,419,461	860,686
Total capital	$2,657,622	$1,209,248

Percent of net debt to capital	46.6%	28.8%

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